Exhibit 99.2

Medovex Corporation Announces Successful Largest Living Tissue Population Test to Date

Successful Use of DenerveX™ System in Stringent Good laboratory Practice Setting Confirms System Delivers Intended Treatment and Supports Already Secured Reimbursement

ATLANTA, GA--(Marketwired – November 2, 2016) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today announced that the company conducted a successful live tissue test of the DenerveX™ System under the most stringent standards required by FDA and other regulatory agencies.

Patrick Kullmann, Medovex President and COO, stated, "This latest testing of the DenerveX System is the largest living tissue population test to date. The results confirm that the DenerveX System delivers its intended treatment and that it supports the type of reimbursement that the company has already secured in its first targeted country, Germany.”

The GLP (Good Laboratory Practice) protocol testing consisted of a 12 porcine subject clinical evaluation of the DenerveX System at 0, 30 and 60 day time period post procedure. The total subject pool consisted of 144 treatments, of which 48 treatment sites were randomly selected and initially evaluated per the GLP.

Of the 48 evaluated treatments, 92% of the DenerveX System treatments reached their targeted facet joint treatment sites. Dorsal nerve roots and dorsal ganglia did not have evidence of neurodegeneration at the sites examined. No routinely examined organs had changes interpreted to be related to the study. All subjects survived the study to term absent complication.

Martin Deeg MD of Stuttgart, Germany an advisory board member with experience with the DenerveX System, reviewed the data and stated, “The DenerveX System delivered treatments that would be expected and desired as needed to provide longer term pain relief, and that would set up the DenerveX System and procedure as a new and unique therapy for Facet Joint Syndrome.”

Vik Kapoor MD of Manchester, England, also an advisory board member and equally experienced with the DenerveX System added, “The DenerveX System proved out in the data that it will fundamentally change the way Facet Joint Syndrome will be treated in the future.”

Jarrett Gorlin, Medovex CEO commented, “The DenerveX System represents a very new and creative approach in treating pain associated with the Facet Joint Syndrome. Our future customers have commented their clear appreciation for our different approach in performing a new procedure by way of a posterior calsulectomy of the facet joint, compared to the less effective standard radio frequency ablation (Rhizotomy). This gives us cause for continued cautious optimism going forward.”

The DenerveX System consists of the DenerveX device, a single use medical device and the DenerveX Pro-40 Power Generator, both designed to be less invasive with faster recovery time than current surgical treatment options. It consists of two procedures combined into one device and is expected to provide for a longer lasting treatment solution while offering potential savings to the health care system. DenerveX is not yet commercially available.

DenerveX System is not yet CE marked or FDA cleared and is not yet commercially available. A full evaluation of the test results continues. The results of the test have not yet been submitted to, or evaluated by, the notified body or FDA for consideration and comment. There can be no assurance that the notified body or FDA will not have further questions or require additional information when it reviews the test results.

About Medovex

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT INFORMATION
Medovex Corp.
Jason Assad
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